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                                                                    EXHIBIT 99.3

Procter & Gamble pact with ACS likely

Multibillion-dollar deal would raise the profile of the Dallas company


07/04/2002


By CRAYTON HARRISON / The Dallas Morning News

Affiliated Computer Services Inc. took a step toward the big leagues Wednesday, confirming that it's negotiating to sign a major, multibillion-dollar contract with Procter & Gamble Co. by the end of this year.

Dallas-based ACS had been competing with cross-town rival Electronic Data Systems Corp. for the deal, worth about $8 billion to $10 billion over 10 years. But EDS said Monday that it was walking away from the deal.

The pact would be the most high-profile contract ever for ACS, which had revenue of about $2 billion last year.

"Such a large opportunity sets the stage, definitely, for them to really go up a notch to the category of the largest outsourcers in the country," said Joseph Vafi, an analyst at Robertson Stephens.

That category includes International Business Machines Corp., the largest computer services firm, and EDS, the second largest, Mr. Vafi said.

In negotiations, ACS hasn't run into the problems that EDS said it experienced, ACS chief operating officer Mark King said.

P&G wants to sell its business operations, including human resources, finance, accounting and information technology, then pay for each service in an outsourcing deal. EDS, based in Plano, said P&G's asking price was too high.

ACS included an equity stake in its bid for the business operations, Mr. King said.

"We wanted the long-term prospects of ACS to be closely aligned with those of P&G," Mr. King said.

The equity stake was fine with P&G, said the company's spokesman, Damon Jones.

"ACS stock is very attractive. They've been outperforming their competitors," Mr. Jones said.

ACS shares rose $1.87 to $45.35 Wednesday. The stock is down 15 percent this year.

EDS shares are down more than 50 percent this year. On Wednesday, they rose $2.25 TO $32.37.

E-mail charrison@dallasnews.com